Exhibit 99.2

RadNet, Inc. – Fourth Quarter and Full Year 2019 Financial Results Conference Call, March 12, 2020

C O R P O R A T E P A R T I C I P A N T S

Mark D. Stolper, Executive Vice President and Chief Financial Officer

Dr. Howard G. Berger, President and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies & Company

John Ransom, Raymond James & Associates

Mitra Ramgopal, Sidoti & Company, LLC

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet, Inc. Fourth Quarter 2019 Financial Results Call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark D. Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2019 financial results.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31, 2019, to be filed shortly.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Berger.

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Dr. Howard G. Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2019 results, give you more insight into factors which affected the performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

2019 was certainly a very productive year, and one which sets the stage for what we are anticipating to be a strong and active 2020, as indicated by our guidance levels we announced this morning, and which Mark will review in his prepared remarks. During 2019, we made progress on all strategic fronts, and I believe our performance, particularly in the fourth quarter, demonstrated the strength of the RadNet model and the multifaceted aspects to our business that make it unique within healthcare.

I would like to begin by highlighting some of the accomplishments of 2019.

First, and most importantly, our Operations Teams were successful in driving same-center growth. On a same-center basis, our procedure volumes grew 2.3%, 3.5%, 4.7% and 3.3% in each of the four quarters of 2019, respectively. For all of 2019, on an aggregate basis, our revenues increased 18.4% and our EBITDA increased 15.8%. Although we had an excellent fourth quarter last year, setting RadNet records for revenue and EBITDA at the time, we were able to exceed last year’s fourth quarter revenue by 17% and last year’s fourth quarter EBTIDA by 5.5%. Our center-level performance has been driven by our focus on patient experience, providing high-quality service to referring physician communities, and expanding our relationships with capitated and private payors.

As a company, we have been diligent in investing in our technology, which also attracts additional patient volumes. As an example, most of our East Coast sites offering mammography have deployed 3D tomosynthesis and many of our MRI scanners nationwide have been upgraded to enable shorter scanning protocols for patients. Additionally, many of our centers in the past several years have been renovated to provide a more comfortable and modern feel, which is more appealing to patients and referring physicians. Our ability to make substantial capital investments further distances us, our centers and service offering from those of most of our smaller competitors. We believe the medical communities that we serve recognize these differences that set RadNet apart.

Second, during 2019, we completed a number of strategic acquisitions which further our market position in certain regions and position us well for future expansion and profitability.

On April 1 of 2019, we completed the acquisition of an established operator of five imaging centers in Bakersfield, California, a market we first entered in 2010. This operator, Kern Radiology, has operated in Kern County for more than 50 years, and provides radiology services to several of the local hospitals.

Also, on April 1, we completed the acquisition of Zilkha Radiology, consisting of two multimodality centers in Islip, New York and Long Island’s Suffolk County. This acquisition builds upon the Long Island Medical Arts acquisition we concluded in the fourth quarter of 2018.

Lastly, with respect to acquisitions, our consolidated joint venture, New Jersey Imaging Network, owned in conjunction with our partner RWJ Barnabas Health System, purchased two multimodality centers in Central New Jersey. NJIN has experienced steady growth and we and our partner are looking forward to continue expanding our reach into further parts of New Jersey.

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Third, throughout 2019, we engaged in conversations with health systems to expand our joint venture operations. Currently, about 25% of our 335 facilities are held within joint ventures. Given the acceleration of certain trends within healthcare, that I will discuss shortly, we see an opportunity to grow our joint venture offerings to incorporate as much as 50% of all of our centers within the next three to five years. During 2019, we established our second joint venture with Dignity Health in California. This second joint venture in Ventura County, a county with over 900,000 residents, started operations in March with three of RadNet’s existing Rolling Oaks facilities and one facility contributed by Dignity Health in Oxnard, California.

Lastly, throughout 2019, we made important progress in the areas of information technology and infrastructure to more favorably position us to grow and manage a larger scale business in the future, and capitalize on the benefits of machine learning and artificial intelligence, which we continue to believe will transform our business. The infrastructure investments we made in 2018, and continued to support in 2019, are designed to address challenges in our business, which should result in better future performance and more efficient operations.

Most notably, we invested significantly in our revenue cycle operations. As we have discussed in the past, we are attempting to keep pace with the challenges in healthcare around effective billing and collection for services. We are required to collect more money than ever from patients as a result of higher deductible health plans and more significant office business charges and copayments. As a result, we have recruited and hired new senior management in this area, expanded customer services call center personnel and hours of operation, increased the size of our patient collection teams, and invested in new tools and technology to increase productivity.

Other infrastructure investments we made were in the areas of financial systems and information technology. We migrated to a new accounting system, Microsoft Dynamics Great Plains. This is benefiting us in more timely and detailed financial reporting, that will allow our field operators and executive management to have valuable dashboards and real-time data that will provide us advantages in a competitive environment. We also invested heavily in cybersecurity software and compliance systems to ensure that our patients’ financial data is protected and conforms to all regulatory requirements.

We also made strategic investment in technologies that we believe may be important to our business or our industry in years to come.

As you may recall, in 2018, we invested in a company called Turner Imaging, which is developing an ultra-portable x-ray fluoroscopy that we believe could have numerous important applications. Turner received FDA approval for its device in 2019, signed a distribution agreement with Siemens Medical, and is now delivering its imaging systems to commercial customers.

During 2019, we purchased the main interest we did not already own in a company called NewLogix, which is developing artificial intelligence algorithms that we believe can support both our business processes, as well provide our radiologists tools to make them more accurate and productive. With yesterday’s announcement of our acquisition of DeepHealth, the team at NewLogix and its initiatives will be combined with that of DeepHealth in our Artificial Intelligence Division, which will be directed by Dr. Sorensen, upon the closing of the DeepHealth transaction on April 1. We will be discussing details and our artificial intelligence strategy in greater detail tomorrow on a special analyst and shareholder conference call, in which you are all invited to participate.

Also, in 2019, we began a partnership with Whiterabbit Artificial Intelligence. During the summer of 2019, we completed a pilot program in RadNet’s Delaware and Florida markets, which combined the use of machine learning and patient outreach to bring women into facilities for their screening mammograms and compliance. Based upon the success of the pilot program, we licensed the Whiterabbit technology in a back-end operational platform. We began deploying the platform to all other RadNet markets during the fourth quarter and we anticipate completion of the roll-out by the end of the second quarter of 2020. Mammography comprises almost 15% of our net revenue and we completed approximately 1.4 million mammography exams in 2019. In addition to the system-wide roll-out and platform licensing agreement, we made an equity investment in Whiterabbit and our new AI Division will work with Whiterabbit to develop future solutions.

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Aside from all these accomplishments in 2019, the operating environment and industry trends for our core business remain positive. We had excellent results in January and February of 2020, but it is too early to tell what the impact the coronavirus may have on the diagnostic imaging sector in our markets. We continue to see a number of potential acquisition opportunities, are in numerous discussions with health systems to establish new joint ventures or expand existing ones, and we continue to see very positive trends with patients and health plans choosing freestanding out-patient centers over hospital settings.

In fact, last month, Cigna, the nation’s fourth largest healthcare insurer announced a new site-of-care medical coverage policy for advanced diagnostic imaging. The policy, slated to go into effect on April 15, 2020, applies to MRI, CT and PET scanning, and outlines limited circumstances for the medical necessity of imaging performed in a hospital setting. Other than a narrowly defined set of circumstances, Cigna patients, beginning on April 15, will have to get their out-patient imaging needs met by freestanding imaging centers, like ours. Cigna is essentially joining Anthem and UnitedHealth in the move to direct out-patient imaging away from hospitals in favor of lower cost settings. Clearly, RadNet stands to benefit from this continuing trend.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our fourth quarter and full year 2019 performance. When he is finished, I will make some closing remarks.

Mark D. Stolper

Thank you, Howard. I’m now going to briefly review our fourth quarter and full year 2019 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter and full year 2019 performance. I will also provide 2020 financial guidance levels, which were released in this morning’s financial results press release.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2019 results.

For the three months ended December 31, 2019, RadNet reported revenue of $300.8 million and Adjusted EBITDA of $46.9 million. Both were the highest quarterly levels we’ve ever produced in our history. Revenue increased $43.6 million, or 17%, over the prior year’s same quarter and Adjusted EBITDA increased $2.4 million, or 5.5%, over the prior year same quarter. The increase in revenue and Adjusted EBITDA was the result of a combination of same-center growth performance, as well as the contributions of the Kern Radiology and Zilkha Radiology acquisitions acquired earlier in the year, continued improvement in New York operations and the Emblem Health capitation contract, and the operational initiatives that Dr. Berger spoke about in his prepared remarks.

For the fourth quarter of 2019, as compared with the prior year’s fourth quarter, aggregate MRI volume increased 6.7%, CT volume increased 9.3%, and PET/CT volume increased 13.6%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 5.6% over the prior year’s fourth quarter.

In the fourth quarter of 2019, we performed 2,035,439 total procedures. The procedures were consistent with our multimodality approach, whereby 74.9% of all the work we did by volume was from routine imaging. Our procedures in the fourth quarter of 2019 were as follows: 281,646 MRIs, as compared with 264,062 MRIs in the fourth quarter of 2018; 217,804 CTs, as compared with 199,342 CTs in the fourth quarter of 2018; 11,381 PET/CTs, as compared with 10,021 PET/CTs in the fourth quarter of 2018; and 1,524,608 routine imaging exams, compared with 1,453,416 of all these exams in the fourth quarter of 2018.

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Net income for the fourth quarter was $10.4 million, or $0.21 per diluted share, which compares to an adjusted net income of $4.5 million, or $0.09 per diluted share, in the fourth quarter of 2018, adjusted to exclude a $39.5 million gain from the re-measurement of the Company’s equity interest in New Jersey Imaging Network upon its consolidation, and $19.1 million of expenses from changes in the organization of East Coast and international operations on a tax-effective basis which occurred during the fourth quarter of 2018. These per share values are based upon weighted average number of diluted shares outstanding of 50.6 million shares in the fourth quarter of 2019, and 49.3 million of diluted shares outstanding in the fourth quarter of 2018.

Affecting net income in the fourth quarter of 2019 were certain non-cash expenses and non-recurring items, including the following: $1.8 million of non-cash employee stock compensation expense; $564,000 of severance paid in connection with headcount reductions related to cost savings initiatives; $898,000 loss on disposal of certain capital equipment; $1.3 million net gain on the re-measurement of pre-existing interest related to two transactions; and $1.1 million of amortization of deferred financing costs and loan discounts related to our existing credit facility.

With regard to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2019 was $11.5 million. This compares with GAAP interest expense in the fourth quarter of 2018 of $12.1 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $10.9 million, as compared with $9.9 million in the fourth quarter of last year.

For full year 2019, the Company reported revenue of $1,154,179,000, Adjusted EBITDA of $164.1 million, and net income of $14.8 million. Revenue increased $179 million, or 18.4%, and Adjusted EBITDA increased $22.4 million, or 15.8%, over 2018.

For the year ended December 31, 2019, as compared to 2018, MRI volume increased 8.9%, CT volume increased 12.2%, and PET/CT volume increased 9.6%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 9.4% for the 12 months of 2019, over 2018.

In 2019, we performed 8,084,481 total procedures. The procedures were consistent with our multimodality approach, whereby 75.1% of all the work we did by volume was from routine imaging. Our procedures for 2019 were as follows: 1,108,496 MRIs, as compared with 1,018,057 MRIs in 2018; 863,716 CTs, as compared with 770,103 CTs in 2018; 43,341 PET/CTs, as compared with 39,545 PET/CTs in 2018; and 6,068,829 routine imaging exams, as compared with 5,564,977 of all these exams in 2018.

Net income for 2019 was $14.8 million, or $0.29 per diluted share. This compares to an adjusted net income of $7.6 million, or $0.16 per diluted share, in 2018. The per share values are based upon a weighted average number of diluted shares of 50.2 million shares in 2019, and 48.7 million diluted shares in 2018.

Affecting net income in 2019 were certain non-cash expenses and non-recurring items, including the following: $8.7 million of non-cash employee stock compensation expense; $1.6 million of severance paid in connection with headcount reductions related to cost savings initiatives; $2.4 million loss on the disposal of certain capital equipment; an $868,000 net gain on the re-measurement of pre-existing interests related to transactions; and $4.2 million of amortization of deferred financing costs and loan discounts related to our existing credit facility.

With regards to some specific income statement accounts, overall GAAP interest expense in 2018 was $43.5 million. Adjusting for non-cash impacts from items, such as amortization of financing fees and accrued interest, cash interest expense was $37 million in 2019. This compares with GAAP interest expense in 2018 of $40.6 million and cash paid for interest of $34.2 million in 2018.

With regards to our balance sheet, as of December 31, 2019, unadjusted for bond and term loan discounts, we had $672.4 million of net debt, which is our total debt at par value less our cash balance. This compares with $677 million of net debt at December 31, 2018. As of year end 2019, we were undrawn on our $137.5 million revolving line of credit, and had a cash balance of $40.2 million, which was substantially up from the $10.4 million cash balance we had at year end 2018.

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At December 31, 2019, our accounts receivable balance was $154.8 million, an increase of $5.8 million from year end 2018. The small increase in accounts receivable is mainly from increased revenue, partially mitigated by additional efforts and resources dedicated to patient collection. Our DSO, or days sales outstanding, was 44.7 days at December 31, 2019, lower by six days when compared to 57.7 days as of that date one year ago.

Throughout 2019, we had total capital expenditures, net of asset dispositions and sale of imaging center assets and joint venture interests, of $71.5 million. This amount excludes $2.6 million of capital expenditures of New Jersey Imaging Network. Approximately all of our capital expenditures were paid for in cash and we recognized about $1.2 million in proceeds from the sale of equipment. Capital expenditures were slightly higher than we budgeted, as the result of additional investments we made in the mammography capacity in conjunction with the Whiterabbit roll-out in the second half of 2019.

I will now discuss how RadNet performed relative to 2019 guidance levels, which we released upon our fourth quarter and full year 2018 financial results and updated throughout 2019.

For total net revenue, our guidance range was $1.1 billion to $1.150 billion. Our actual results were slightly higher than the guidance ranges at $1.154 billion. For Adjusted EBITDA, our revised guidance range was $158 million to $168 million. Our actual results were slightly higher than the midpoint of the guidance range at $164.1 million. For capital expenditures, our guidance range was $65 million to $70 million. Our actual results were $71.5 million. For cash paid for interest, our guidance range was $43 million to $48 million. Our actual results were towards the high end of that guidance range at $47 million. For free cash flow generation, which we define as Adjusted EBITDA less 100% of our capital expenditures, whether paid in cash or financed, and less cash paid for interest, our guidance range was $45 million to $55 million. Our free cash flow actual results came in at $45.6 million, slightly higher than the low end of the range.

At this time, I’d like to review our 2020 guidance levels, which we released this morning in conjunction with our financial results press release.

Our total net revenue, our guidance range is $1.175 billion to $1.225 billion; our Adjusted EBITDA guidance range is $165 million to $175 million; our capital expenditures range is between $70 million and $75 million; our cash paid for interest is between $43 million and $48 million; and our free cash flow generation, our guidance range is between $48 million and $58 million.

The guidance levels are built on a number of assumptions.

First, we expect 2020 to have stable reimbursement, Medicare rates for 2020 are commensurate with 2019 reimbursement, and our relationships with private payors and capitated medical groups represent potential upside in our rates.

Second, we expect to benefit from the contributions of recent acquisitions and initiatives that were either part of RadNet for only a portion of 2019, or were not part of 2019 at all. These include the acquisitions of Kern Radiology, Zilkha Radiology, and the two facilities purchased by NJIN in Central Jersey, the establishment of a new joint venture with Dignity Health in Ventura, California, and the continuing roll-out of the Whiterabbit AI mammography program.

Lastly, we anticipate driving approximately 2% organic growth from significant capital expenditures we completed in 2019, which included a commitment to 3D mammography, the upgrade of certain MRI equipment, and the expansion of a number of our wholly-owned and joint venture centers.

I’d now like to turn the call back over to Dr. Berger, who will make some closing remarks.

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Dr. Howard G. Berger

Thank you, Mark. I continue to believe that RadNet’s core operating tenets ideally position us for the changing landscape of healthcare. We have designed our Company to scale through geographic concentration, multimodality approach, health system partnerships, population health management and capitation. In the coming quarters, we will continue to grow our business by following these key tenets and through leveraging our core competencies to improve our regional operations.

One of core competencies is information technology. As many of you are aware, almost 10 years ago we concluded that we must own our own information technology backbone in order to successfully scale our platform cost-efficiently and to provide the level of service and care to our patients and referring physician communities above that of our competition. This decision led us to purchase eRad and to customize its software over the last decade to support our growing complexity and demanding workflow. We recently made a similar decision with regards to radiology artificial intelligence solutions. We believe that these technologies will be transformative to our business and our industry. As such, we believe that we must control how these solutions are developed and how they are deployed. I very much look forward to giving you more details about this during tomorrow’s special conference call. In that call, we plan to discuss our DeepHealth acquisition and outline our artificial intelligence strategy.

Operator, we are now ready for the question and answer portion of the call.

Operator

If you’d like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to pose a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll now take our first question from Brian Tanquilut at Jefferies. Please go ahead.

Brian Tanquilut

Hey, good morning, guys. I guess, Howard, my first question is for you. COVID is obviously a very relevant topic right now. How are you thinking about that in terms of your potential exposure, as people alter their daily routine, and what are you seeing so far? I know you’re front and center there in California. Have you seen any impacts in terms of cancellations on procedures, and how do you think that’ll play out in terms of being able to recapture any delays if they occur in future quarters?

Mark D. Stolper

Hey, Brian, it’s Mark. I think I’ll take that question. As you can imagine, our HR Department has been focused on this for a number of weeks. We’ve got people that are—a team that’s dedicated 100% of their time to creating a robust communication program, both externally for patients and referring physicians, as well as internally to the 8,000 RadNet team members.

With respect to our external communications, we have imposed patient screening scripts, that we have trained our schedulers and our front office personnel, that is backed by the CDC best practices, and we have recorded messages that are going out to all patients and referring physicians that deal with, you know, the fact that if patients are sick and they potentially have symptoms with respect to COVID-19, that they should go and visit their doctor and their referring physician again and not come for their exams. We have also trained our front office personnel with regards to emergency protocols, if a patient shows up at each one of our centers and is suspected as being infected.

So, we are fielding lots of calls from patients and from—excuse me, from our employees, as well, and we have some policies that we’ve put into place with regards sick day policies. We are encouraging our employees, if they’re feeling ill, to not come to the office. We’ve put a travel ban for corporate travel on our employees, only very mission-critical travel is being accepted. We are encouraging employees who are not at the centers, if possible, to work remotely, depending upon what their job functions are. We are putting in place right now, both on the East Coast and West Coast, with our two respective Chief Operating Officers, contingency plans if we ultimately have a labor shortage at any of our facilities.

So, that’s the communication plan.

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With respect to the performance so far in the first three months of the year, I’ll let Dr. Berger comment on that.

Dr. Howard G. Berger

Good morning, Brian.

Brian Tanquilut

Good morning, Howard.

Dr. Howard G. Berger

Given the somewhat precipitous developments here in the last week to 10 days, we have not as yet been able to estimate what the impact of the coronavirus circumstances will be on our centers. Fortunately, we had a very robust January and February, and it was only at the very beginning of March that we began to see some softening of our volumes, relative to our budgets, in the early part of March. However, it is very much different on a market-by-market basis. At the present time, for example, we’ve seen very little impact on our markets in Maryland and in New Jersey, and, generally speaking, they’ve held up well here throughout California. The place where we seem to be having some more substantive impact in the last several days is in the New York market predominantly.

It’s hard to anticipate what this is going to affect us and how long it will be, given the uncertainties surrounding the whole coronavirus situation, but we do feel that the situation will be relatively short-lived. and the main impact that we’ll feel is, to the extent that patients don’t go into their doctors’ offices, it will affect our volumes. I’ve been pleased with the first half of this month, where the volumes have held up reasonably well, mostly in the markets that I indicated to you before. So, I think we’re just going to have to wait this out and see—not so much what’s happening now, but how long the effect of the coronavirus policies impact us, and for that matter everybody else, but at this point in time we haven’t factored anything into our forecasting, and we haven’t, for that matter, changed any of our staffing volumes, as our centers are still very busy in all of our markets, including New York.

Brian Tanquilut

Howard, just to follow up on that, as I think about kind of like the fundamental drivers of your volume, if—as we see procedures getting delayed, for example, in New York, as you mentioned, how do you think about the ability to recapture that in subsequent quarters when the coronavirus kind of dies down? I mean, do you think the volume or the demand is something that stays there, or is there leakage that we should be thinking about as we think about the future quarters?

Dr. Howard G. Berger

Well, the impact of the coronavirus is similar, in my opinion, to what weather conditions are like, particularly on the East Coast and in the Northeast, when we are affected by severe storms, primarily snowstorms. That lost volume, while it may delay treatment, is something that we don’t necessarily recover from, given two factors. Number one, it delays patient visits, and then those studies aren’t ordered and filling our centers, and while they may get done later, they’re spread out through our backlog and in our centers, unless they’re really urgent, or emergent, studies. The place where I think we will rebound from, and where I see more of an impact, from a modality standpoint, is in mammography, which is an elective procedure, totally at the discretion of the patient, particularly for the follow-up screening mammography. Given the fact that those patients will eventually come back in, I believe we can recover those, because we’ve built additional capacity into our centers as a result of the initiatives with Whiterabbit to, in fact, improve compliance by those patients.

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So, I think it’s kind of a mixed bag. On the mammography side, I expect it to be something that will recover as soon as the major impact from the quarantines and the reduction in travel is over. The other volumes, I think will recover, but may not be noticeable in the overall volumes that we see, and expect to see, throughout the coming months.

Brian Tanquilut

Yes, I appreciate that. I guess, shifting gears, Howard, you talked in your prepared remarks about the payors’ efforts to shift volume out of pricier in-patient, or hospital-owned facilities. As I look at your volume performance for Q4—obviously, very good—is that an early sign of the benefits from these payor-driven efforts? It obviously kicks in in April. So, how are you—I guess the follow-up to that would be how are you thinking about your ability to grow at this sort of 2% to 4%, 2% to 5% level?

Dr. Howard G. Berger

Well, I think it’s hard to pinpoint any particular issue that is helping to drive our business. I think, if you look at what we do and the industry that we’re in, healthcare in general, and imaging in particular, we expect to see growth simply as the population increases and ages, both of which will generally generate more imaging. Additionally, as Mark and I talked about in our prepared remarks, we have invested significantly in our centers to handle additional capacity, and that capacity is not just more referrals, but also the ability for us to do exams that older pieces of equipment either were less capable of doing or the new equipment allows us greater throughput because of improved computer processing and faster standing times.

When you mix all that together, along with the fact that in our markets we’re very competitive with our offering, both against hospitals, as well as the other smaller operators, I think they all add to the dynamic of an expectation for increasing volume at the rate that we’re talking about. I think that the inevitable move from hospitals into out-patient centers, as I’ve said on prior calls, is an inexorable one, but which will be slow, because it’s not just a matter of the health plans and the patients adopting this, but it’s also changing the behavior of the referring physicians, which, with the payors that we deal with, virtually at all levels, is becoming considerably more aggressive than it has been in the past. I like to believe that that movement will help us with our volumes, but I think it’ll take us a while to go ahead and quantitate what the impact of that is. Given the fact that we also are continuing to consolidate in our markets and take out competitors, that helps us drive our volumes.

Brian Tanquilut

Yes, I appreciate that. Mark, just shifting gears really quickly, capitation revenue was pretty strong during the quarter, is there anything to call out there, and is that the right number to be thinking about going forward for capitation contribution per quarter?

Mark D. Stolper

Sure. One of the things that we focused on throughout 2019 was going after potential price increases on a number of our contracts. As I think you’re probably aware, we benchmark the reimbursements that we get from each one of our contracts against the other books of business that we have, and based upon utilization of the services and whether there’s been pricing increases in recent years, there are a number of contracts that could fall behind where we want to be, where our targeted reimbursement is relative to other books of business that we have. In 2019, we made a concerted effort to go to a number of our large capitated contracts where it was the case we were lower than where we wanted to be with reimbursement, and we were able to get pretty significant pricing increases, and so that’s why you see some real nice growth in our capitated business throughout the 2019. A number of those capitated contract increases came through towards the second half of the year.

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Also, I would say that enrollments in these capitated contracts—which these are HMO patients, as a reminder—has been strong. As premiums have increased, many people have migrated towards HMO products. In California, in particular, most of the dollars for HMO care are being sent from the insurance companies to these large capitated medical groups, and then we sub-capitate for the imaging piece from those medical groups. So, enrollment’s been strong, particularly in the area of Medicare Advantage, where we’ve seen the senior lives increasing substantially, and the way we price our capitated contract is we bifurcate the pricing between commercial lives and senior lives. So, to the extent that there’s some growth in the senior lives side of these enrollment statistics, we get better reimbursement.

Brian Tanquilut

Yes, I appreciate that. Last question for me, real quickly. As I look at your guidance, you’re showing flat margins. Shouldn’t we be thinking about the margin opportunity as you drive above-average same-store growth?

Dr. Howard G. Berger

Well, I think that there is that possibility in 2020, as we move forward. Like most of the other healthcare companies, we are subject to increasing our salaries, which is our biggest single line item expense, given a very competitive marketplace or the shortage of technology spend on their healthcare professionals that we seek to employ. Our margin expansion is something that we hope initiatives in our infrastructure and IT, improved reimbursement operations, and ultimately our artificial intelligence initiatives, will help us on, but I believe we’ve projected what we think are very achievable and conservative guidance levels, that we’ll be able to comment more on as the year unfolds.

Brian Tanquilut

All right, got it. Thanks, guys.

Dr. Howard G. Berger

Thanks, Brian.

Operator

We’ll now take our next question from John Ransom at Raymond James. Please go ahead, sir.

John Ransom

Brian asked a lot of good questions, so I feel kind of bad. One thing I think the market is trying to wrap its head around, and probably not very successfully, is what is the defense, if any, against an asymptomatic COVID patient wandering in and kind of infecting a whole bunch of people in a center, and then, obviously, you don’t have a way to test them, and then you have to shut the center down and look at everybody who came in contact with this person. Is there anything in the works to try to mitigate that risk? I know if people have symptoms, you can send them, but how do we keep patients and other people from infecting like mass workplaces?

Dr. Howard G. Berger

Well, I think that’s the, to go back in time, the $64,000 question, John. Look, the best that we can do is to try to screen our patients and the referring physicians for those patients that are coming in with a presumptive diagnosis or rule-out diagnosis, like coronavirus. I think asymptomatic patients, which, by and large, is the preponderance of the people who will be infected by this, is an impossible situation for everybody, unless the testing was expanded in such a dramatic and almost incomprehensible way to identify these patients. Of course, the consequences of that, in and of themselves, have a substantial potential impact that none of us want to really think about.

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At the end of the day, if you’re listening to the experts on this, there’s a lot of factors that, even if somebody isn’t symptomatic and has the virus, number one, doesn’t automatically make them even contagious. It has to do with the volume of the virus that’s in their body, beyond just the fact that they may even test positive for it. I don’t know how we’re going to be able to manage that any different than a typical physician office or any other healthcare provider, other than take precautions, that if somebody is ultimately identified, we take the necessary steps at that center that may have been impacted, number one; number two, on a daily basis, we use all of the appropriate purification and cleansing techniques that have been advocated by most of the—by the CDC and others that oversee that responsibility.

John Ransom

Thanks. Another question. Obviously, you’re—it may be an impossible question to ask, but what would you estimate your imaging—if you could separate out what I call kind of elective diagnostic versus stuff that has to be done, that’s medically necessary, do you have any idea—like, I’m thinking about somebody getting an x-ray or an MRI before they get in trouble, maybe they, in theory, could push that off. I mean, do you have any idea of kind of the breakdown elective versus the non-elective?

Dr. Howard G. Berger

Technically speaking, every procedure we do is an elective procedure. If it’s a true emergent procedure, which we do see a very, very small percentage, I would say that an emergent procedure, where somebody has to come in immediately, is probably 1% of our volume, if even that. If the preponderance of what you do is, in fact, elective, and people can put it off, they tend to not to put it off, because once you’ve been told by a physician that you need a test, the anxiety that you have about that overweighs, perhaps, other issues. But, this is more a matter of people not going to their doctors for elective opportunities, to either do to just routine physicals or specific disease concerns, that ultimately we then don’t see those patients in our offices. So, there is a certain selection process, if you will, that occurs well before the patients may make their decision as to if and when they’re going to get one of our procedures.

John Ransom

Maybe telemedicine can bridge some of that, yes, hopefully. Then, just the last one for me, kind of a micro versus macro. What explained the drop in CT procedures and do you expect that to continue, and also are you anticipating any increase in CT scanning for people who might have this virus and looking for lung damage, do you think that’s anything that’s going to happen at the ER in the hospital?

Dr. Howard G. Berger

Yes, the explanation on the CT scanning is that we assume more and more people are coming in for screening CT that may in the past not been getting it. For example, one of the initiatives that we have inside the Company, which we think artificial intelligence will help accelerate that, is the new low-dose CT screening for people who have been smokers or have a history otherwise. So, we’ve seen a substantial increase in our CT volume for chest CT screening, and at this point in the marketplace, that’s still only a very small fraction of the people who are eligible for that, but I think there is a greater recognition, where there is CT scanning for the lung or other CT procedures, that it can be done very cost-effectively. For example, we’re starting to see an increase in CT colonoscopy, which is a much less expensive and much easier procedure than going through flexible colonoscopy. I think we’re going to continue to see those kind of increases. In fact, as I mentioned just a moment ago, that was one of the initiatives that brought us to incorporate DeepHealth as a subsidiary of RadNet, because I think we need tools that will help identify these patients and then bring products to the marketplace that both payors and patients will find attractive. We’ll talk a little bit about that tomorrow on the special conference call.

John Ransom

One for Mark. Again, I think estimates are kind out the window until we get a handle on this virus, but it does look like—I know there’s seasonality and whatnot, but if I took your 4Q EBITDA, then I compare that to your guidance, that guidance just looks awfully conservative relative to the quarter you just put up. I know you talked about some labor, you know, some wage increases for your folks, but just how should we think about that in that context?

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Mark D. Stolper

Yes, sure, and there is substantial seasonality in our business. Q4 tends to be stronger, as folks try to—who have already blown through their deductibles throughout the year, they’re liberal in dealing with imaging and medical services towards the end of the year, and then as the deductibles reset, we generally see more volumes in the first quarter, as well as we’re impacted by East Coast winter weather conditions. So, you can’t just take fourth quarter, or even third quarter, and just multiply that by four and come up with something that makes any sort of sense.

In setting the guidance, we assumed 2% same-center volumes. Obviously, we surpassed that throughout 2019, and so to the extent that we overachieve our same-center projection, I think that there’s significant upside in the guidance. We do expect, and built into our budget, continuing labor inflation costs, it’s a very, very tight labor market, and we don’t have cost-of-living increases with our employees, but we’ve had to, on a case-by-case basis, and it’s extremely common these days, had to give merit increases in order to keep people and in order to fill spots, particularly technologists. Front office people, we’ve had to pay higher hourly rates to get those people. So, we are assuming continued labor inflation. Who knows where the economy will be this year, and if it stabilizes or slows down, maybe there’s some upside there.

Clearly, there’s upside on the margin part of our business as it relates to some of the technology investments that we’re making in AI, to the extent that towards the end of the year, perhaps we could be utilizing a mammo-triage product, which we’ll talk about much more in detail tomorrow on the call. That can help our efficiency and productivity on the physician side.

I think we try to set our budget fairly conservatively, with the ability to, as we go through the year, to increase guidance if it were appropriate. I think we feel comfortable with it right now.

John Ransom

Yes, and I look forward to tomorrow, because I do think there’s a gap between sort of a high-level understanding of the potential of allowing your business to lower your—improve your throughput and lower your—improve your rate efficiency, but just how quickly that comes and what it looks like, you know, is it two year, five years, and how quickly can it go up, I think there’s a bit of a gap there in understanding that. So, look forward to tomorrow.

Dr. Howard G. Berger

Thanks, John.

John Ransom

All right. Thank you.

Operator

We’re now taking a question from Mitra Ramgopal at Sidoti. Go ahead.

Mitra Ramgopal

Yes, hi, good morning. I just wanted to follow up on the guidance. Mark, it seems like with that 2% same-store, you might be baking in some conservatism regarding the coronavirus. I was just also wondering if you’re assuming any benefits from the TULSA-PRO installations and incremental immediate or near-term revenue from Cigna with their new policy.

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Mark D. Stolper

Sure. Well, with respect to the TULSA-PRO installations, we’re expecting to have our first installation up and running by the end of March in our West Hills, California market, which is in the San Fernando Valley of Los Angeles. It’s a little too early to tell. I don’t think it’s going to be material to our financial results, but it’s an interesting opportunity, because it brings RadNet from being strictly a diagnostics business to one where we’re using our imaging equipment on the treatment side, and we do have a number of interventional facilities across our network that does invasive procedures under the guidance of our imaging equipment.

But, with respect to prostate cancer and this TULSA-PRO installation, it is very exciting. I believe we have four patients already being scheduled for that, and it should be exciting. It’s right now not being reimbursed by private insurance and it is a very expensive—or Medicare, by the way—and it is a very expensive procedure, so it’s out-of-pocket to the patient, but the patient, we believe, will receive full functioning of the prostate and urinary and sexual functioning, so we are seeing some demand for it, but I think it’s to early to tell whether it’ll be material or not and how successful it will be. I think once there’s a CPT code and both Medicare and private insurance start reimbursing for it, I think then it becomes a real opportunity for our Company and across our network.

Dr. Howard G. Berger

Mitra, let me just add one other element to this. We haven’t been looking at revenue just from the treatment side of it. The fact that we’re offering this, in general, we believe will drive more prostate MRI scans to our facilities as part of the screening to see which patients, in fact, may be candidates for this. This is a tool that, while it has some interesting long-term implications regarding turning imaging into a treatment tool and generating more revenue, fundamentally, what this is about is coming up with better screening tools for prostate cancer and ultimately having treatments which are substantially less invasive than the current ones available. Part of that, there will be a discussion that we’ll have tomorrow when we’re talking about artificial intelligence, as that, in fact, may be one of the real keys to driving prostate scanning into a more routine preventative maintenance—or not preventative maintenance, but preventative health concept, much like mammography is in women. But, to the extent that you have interest in this, I would ask you to listen in to tomorrow’s call regarding artificial intelligence initiatives by RadNet.

Mitra Ramgopal

Okay. Thanks for taking the questions. I’ll look forward to the call tomorrow.

Dr. Howard G. Berger

Thanks, Mitra.

Operator

There appears to be no further questions at this time. I’d like to turn the conference back to the speakers for any additional or closing remarks.

Dr. Howard G. Berger

Thank you, Operator. Again, I would like to take this opportunity to thank all of our shareholders for their continued support and employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today and I look forward to our next call, and for those of you that can participate in the call tomorrow regarding DeepHealth and artificial intelligence, we’ll be seeing you tomorrow. Thank you and good day.

Operator

This now concludes today’s call. Thank you for your participation. You may now disconnect.

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